Exhibit 99.1

September 14, 2017

Board of Directors

Discovery Communications, Inc.

One Discovery Place

Silver Spring, MD 20910

Re: Registration Statement on Form S-4 of Discovery Communications, Inc., filed September 14, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 30, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to Discovery Communications, Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid by the Company for the outstanding Common voting shares, par value $0.01 per share, of Scripps Networks Interactive, Inc. (“Scripps”), and the outstanding Class A Common Shares, par value $0.01 per share, of Scripps pursuant to the Agreement and Plan of Merger, dated as of July 30, 2017, among the Company, Skylight Merger Sub, Inc. and Scripps.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinions of Discovery’s Financial Advisors,” “Transaction Summary – Background of the Transaction,” “Transaction Summary – Discovery’s Reasons for the Transaction and Recommendation of the Discovery Board” and “Transaction Summary – Opinion of Goldman Sachs & Co. LLC, Financial Advisor to Discovery” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)